UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) Of The Securities Exchange Act of 1934

BRISTOL WEST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Date of Report (Date of Earliest Event Reported): July 31, 2006
Commission File No. 001-31984

Delaware	001-31984	13-3994449
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5701 Stirling Road, Davie, Florida	33314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 316-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

As described in more detail below, on July 31, 2005, Bristol West Holdings, Inc. (which we refer to as “Bristol West”) completed a refinancing of its existing senior credit facility (which we refer to as the “Terminated Credit Facility”) that consisted of: (1) a $35 million Term A Loan and (2) a $40 million Term B Loan, and (3) a $50 million Secured Revolving Credit Facility, which included up to $15 million of letters of credit.

Senior Credit Facility

On July 31, 2005, Bristol West entered into a Credit Agreement (which we refer to as the “Senior Credit Facility”) with the following credit facility parties:

•	ING Capital, LLC, as Administrative Agent;

•	ING Capital, LLC and JP Morgan Securities Inc., as the joint book runners;

•	LaSalle Bank, National Association, as documentation agent; and

•	ING Capital LLC; JPMorgan Chase Bank, N.A.; LaSalle Bank, National Association; Regions Bank; Bank of Communications Co., Ltd.; and General Electric Capital Corporation, as the Lenders.

The Senior Credit Facility consists of: (1) a $100 million term loan and (2) a $25 million revolving credit facility, which includes up to $15 million of letters of credit.  The Senior Credit Facility is pre-payable at any time and is scheduled to expire on July 31, 2011.  Borrowings under the Senior Credit Facility bear interest based either upon (1) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin (which we refer to as “LIBOR Loans”) or (2) the greater of (a) the applicable prime rate and (b) the Federal funds rate for Federal Reserve System overnight borrowing transactions plus 0.5%, plus an applicable margin (which we refer to as “ABR Loans”).  The applicable margin for determining the interest rate applicable to LIBOR Loans ranges from 0.750% to 1.750% based on the then existing ratio of our consolidated total debt to our consolidated total capitalization. The applicable margin for determining the interest rate applicable to ABR Loans ranges from 0.000% to 0.50% based on the then existing ratio of our consolidated total debt to our consolidated total capitalization.  The applicable percentage for determining the facility commitment fee ranges from 0.150% to 0.375% based on the then existing ratio of our consolidated total debt to our consolidated total capitalization.  At July 31, 2006, the applicable margin for determining the interest rate applicable to LIBOR Loans and the applicable margin for determining the interest rate applicable to ABR Loans were 1.0% and 0.0%, respectively. The facility commitment fee at July 31, 2006 was 0.20%.

The Senior Credit Facility is secured by guaranties by and a pledge of stock of certain Bristol West subsidiaries.

Bristol West used a portion of the proceeds of the term loan portion of the Senior Credit Facility to repay the outstanding principal balance under the Terminated Credit Facility of $67,975,000.  In addition, Bristol West plans to contribute $25 million to its insurance subsidiaries.  The remainder, approximately $7 million, will be available for general corporate purposes. At July 31, 2006, the interest rate on the term loan was 6.39%.

Bristol West made customary representations and covenants in the agreement documenting the Senior Credit Facility, including negative covenants regarding the maintenance of financial ratios, limitations on certain indebtedness and payments of indebtedness, limitations on certain liens, limitations on certain fundamental changes, including mergers, liquidations and dispositions, limitation on certain asset sales, limitations on certain investments, limitations on certain dividends, limitations on capital expenditures, and other matters.

Cautionary Statements

The representations, warranties and covenants made by the parties in the agreement documenting the Senior Credit Facility are qualified by information in disclosure schedules that the parties exchanged in connection with the execution of the agreement. Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Bristol West or any of Bristol West’s subsidiaries or affiliates.

Item 1.02.  Termination of a Material Definitive Agreement

As described above, on July 31, 2006, contemporaneously with the execution and delivery of the Senior Credit Facility, Bristol West refinanced the Terminated Credit Facility by satisfying its obligations under and terminating the Credit Agreement (the “2004 Credit Agreement”), dated February 18, 2004 among Bristol West; the lenders that are a party thereto; Credit Suisse First Boston, Administrative Agent; ING Capital LLC, Syndication Agent; and Bear Stearns Corporate Lending Inc. and UBS Securities LLC as Co-Documentation Agents (which we filed with the Securities and Exchange Commission as Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).  The Terminated Credit Facility consisted of: (1) a $35 million Term A Loan and (2) a $40 million Term B Loan, and (3) a $50 million Secured Revolving Credit Facility, which included up to $15 million of letters of credit.

On July 31, 2006, the outstanding principal balance under the Terminated Credit Facility was $67,975,000.  Bristol West incurred no early termination penalties in connection with the termination of the 2004 Credit Agreement.

Item 7.01.  Regulation FD Disclosure

On July 31, 2006, Bristol West Holdings, Inc. issued a press release announcing the refinancing of its existing senior credit facility.  A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K, is hereby incorporated herein and shall not be deemed filed for the purposes of Section 18 of the Exchange Act.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release, dated July 31, 2006 (furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRISTOL WEST HOLDINGS, INC.
(Registrant)

Date: July 31, 2006	By:	/s/ Craig E. Eisenacher

Craig E. Eisenacher
Senior Vice President–Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit Number and Description

99.1	Press Release, dated July 31, 2006 (furnished pursuant to Item 7.01)